EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:     Wayne T. Miyao
                  Senior Vice President
                  City Bank
                  Telephone:   (808) 535-2590
                  E-mail:   wmiyao@cb-hi.net

CB BANCSHARES, INC.
COMMENTS TO SHAREHOLDERS ON CPB INC. PROPOSAL

HONOLULU, HAWAII. April 22, 2003 – CB Bancshares, Inc. (NASDAQ: CBBI), parent company of City Bank, today sent a letter to its shareholders commenting on the unsolicited takeover proposal from CPB Inc.

A copy of the letter is enclosed.

CB Bancshares, Inc. provides a full range of banking products and services for small to medium-sized businesses and retail customers through its principal subsidiary, City Bank. The Company, with $1.7 billion in total assets, operates 21 branches in the State of Hawaii on the islands of Oahu, Maui, Kauai, and Hawaii.

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April 22, 2003

Dear Fellow Shareholders:

Last week, CPB Inc., the parent company of Central Pacific Bank, announced an unsolicited takeover proposal for your Company. We have indeed received a proposal from CPB chairman Clint Arnoldus and are giving the proposal the full and serious consideration it deserves.

There are, however, several assertions that have been reported in the media that we would like to clarify and correct. News articles have suggested that there have been negotiations between CPB and CityBank for some time. For the record, there have been no such negotiations. While Mr. Arnoldus complains of inaction on the part of CityBank management, we have in fact been involved in serious fact-finding, and have engaged specialized legal counsel and a financial advisor to assist the Board in carefully and thoroughly evaluating the proposal.

We will fully consider the proposal and determine what course of action is in the best interest of our Company and constituents. But we will not rush to judgment. The union of two financial institutions is a matter of great importance, and cannot be considered lightly. CityBank’s Board and management are fully complying with all legal and regulatory requirements which severely restrict public comment or discussion of this matter until the Board has reached its decision. We will communicate with you as fully as possible within these constraints.

The Company remains a strong institution and continues to move forward. Just last week, we reported a 12 percent increase in earnings and a decrease in non-performing assets compared to last year. We continue to grow deposits and are committed to continuous improvement in our cost structure. All current plans for operations, growth and expansion are moving forward.

Your Board of Directors takes its fiduciary responsibilities very seriously. We will carefully evaluate Mr. Arnoldus’ proposal with the interests of our shareholders, customers, employees and the communities we serve in mind. We are proud of our commitment to you and to the State of Hawaii, and will keep you apprised as events unfold. Thank you for your continued support.

Sincerely,

Lionel Y. Tokioka	Ronald K. Migita
Chairman of the Board	President & CEO
CB Bancshares, Inc.	CB Bancshares, Inc.

Chairman of the Board City Bank	Vice Chairman & CEO City Bank